Exhibit 10.39

APACHE CORPORATION

EXECUTIVE RETIREMENT AGREEMENT

THIS EXECUTIVE RETIREMENT AGREEMENT (“Agreement”) is entered into on January 19, 2015, by and between APACHE CORPORATION (“Apache”) and G. Steven Farris (“Executive”).

RECITALS

WHEREAS, Apache and Executive are party to that certain Employment Agreement, dated as of June 6, 1988 and as amended on November 20, 2008 (the “Employment Agreement”); and

WHEREAS, Executive has expressed his desire to retire from officer positions and separate from employment with Apache and its affiliates and subsidiaries, and to resign from director positions, under certain terms herein set forth, and Apache desires to retain Executive’s services in a consulting capacity during the thirty-six (36) month period following the Retirement Date (as defined below); and

WHEREAS, this Agreement and the separation payments and other benefits described herein give valuable consideration to both Apache and Executive; and

WHEREAS, in consideration of the mutual promises contained herein, Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, Apache is willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

1.	Retirement: Apache and Executive have agreed that Executive’s employment relationship with Apache will terminate on January 20, 2015 (the “Retirement Date”). Effective on the Retirement Date, Executive hereby resigns from all his positions as an employee and officer of Apache and its subsidiaries and as a member of the Board of Directors of any subsidiary of Apache. Effective on May 1, 2015, Executive hereby resigns as a member of the Board of Directors of Apache. Executive agrees to take any and all further acts necessary to effectuate his resignations.

2.	Separation Payments: Subject to any delay in payment required by the Employment Agreement or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to Executive’s compliance with the terms of this Agreement, Apache will pay to Executive the amounts or benefits described in this Section 2 at the times and in the amounts described below (collectively, the “Separation Payments”). The Separation Payments will be subject to all lawful deductions and withholding for taxes and any delay in payment required by Section 409A of the Code.

a.	Retirement. For thirty-six (36) months following the Retirement Date, Apache will continue to pay Executive his annual base compensation as it existed 60 days prior to the Retirement Date ($1,750,000) in accordance with Apache’s normal payroll practices. The Separation Payments described in this Section 2(a) will be $0 for the first six (6) months after the Retirement Date, and any such Separation Payments that would have been made during that six-month period, if not for this sentence, will be paid to Executive on the tenth day of the seventh month after the Retirement Date (the “409A Payment Date”).

b.	Bonus. On each of three payment dates, which are the 409A Payment Date, March 1, 2016 and March 1, 2017, Apache will pay Executive $2,625,000, which is equal to 50 percent of the maximum amount for which Executive was qualified under the Apache Incentive Compensation Plan calculated on his annual base compensation as it existed sixty (60) days prior to the Retirement Date.

c.	Welfare. For three (3) years following the Retirement Date, Apache will continue to provide individual and dependent group health insurance benefits with terms, including contributions and co-payments, consistent with those then applicable for active employees. For the first six (6) months following the Retirement Date, Executive shall pay all premium costs for the group health insurance benefits, and Executive shall be reimbursed for the employer portion of the premium costs in a lump sum on the 409A Payment Date. Beginning on the third anniversary of the Retirement Date and for seven (7) years thereafter, Apache will continue to provide individual and dependent group health insurance benefits with terms, including then applicable premium payments and co-payments, consistent with those that apply to former employees who have elected health insurance continuation under COBRA, with Executive bearing the full cost of such coverage. Notwithstanding the foregoing, if Apache’s obligations contemplated by this Section 2(c) would result in the imposition of excise taxes on Apache for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), Apache shall discontinue the health benefits or reimbursements provided for in this Section 2(c) and if such coverage is discontinued within the 3-year period following the Retirement Date, shall instead pay to Executive a payment equal to the employer portion of premium costs of health benefits provided to Executive and Executive’s dependents for the remainder of such 3-year period.

d.	Equity. Apache will provide Executive with the following equity benefits:

i.	Continued vesting of all outstanding stock options and all restricted stock units subject to time-based vesting according to the original schedules set forth in the equity plans and award agreements.

ii.	Extended exercise period of all stock options, vested and unvested, to full term (10 year anniversary of the grant date).

iii.	All outstanding TSR awards will be immediately void and forfeited as of the Retirement Date. However, in the event that the TSR and business performance goals related to such grants are achieved at the conclusion of each respective performance period, then as soon as practicable following the vesting dates set forth below (but not later than March 15 of the year following the year in which occurs the vesting date), provided that Executive is then in compliance with the provisions of this Agreement, Apache will pay Executive a cash amount equal to the fair market value of a share of common stock of Apache (determined at the close of the trading day immediately preceding the payment date) multiplied by the number of vested units indicated below. In the event that a Change of Control occurs prior to the conclusion of a performance period under the 2013 or 2014 TSR programs, and the Committee (as defined in the TSR grant agreement) determines an appropriate adjustment to measure Apache’s TSR for those Apache employees that are terminated following a Change of Control, then such adjustment shall be applied to the equivalent value calculations for TSRs below. Notwithstanding the foregoing or anything else in this Agreement, payments to Executive that constitute a “parachute payment” under Section 280G of the Code shall not exceed 2.99 times the “base amount” as defined in Section 280G of the Code.

Condition Precedent	Vesting Date	Number of Units

2012 TSR Goal Achieved	12/31/15	0 units

2012 TSR Goal Achieved	12/31/16	0 units

2013 TSR Goal Achieved	12/31/15	50% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 59,839

2013 TSR Goal Achieved	12/31/16	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 59,839

2013 TSR Goal Achieved	12/31/17	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 59,839

2014 TSR Goal Achieved	12/31/16	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 31,854

2014 TSR Goal Achieved	12/31/17	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 31,854

iv.	In satisfaction of Executive’s rights to his 2014 Business Performance conditional equity award, not later than March 15, 2015, Apache will award Executive a number of restricted stock units equal to the number of restricted stock units that would be awarded based on the determination by the Stock Plan Committee of the Board of Directors of the 2014 business performance results applicable to the senior executives of Apache, as applied to Executive’s 34,448 target number of restricted stock units, with the total number of restricted stock units to be awarded (the “2014 Awarded Business Performance Units”) to be (A) not less than 34,448 and not more than 49,146 restricted stock units, and (B) subject to settlement in accordance with the vesting dates indicated below.

Condition Precedent	Vesting Date	Number of Units

2014 Business Performance Goal Achieved	12/31/16	50% of the 2014 Awarded Business Performance Units

2014 Business Performance Goal Achieved	12/31/17	50% of the 2014 Awarded Business Performance Units

e.	Lump Sum. Within thirty (30) days after the Retirement Date, Apache will pay to Executive a lump sum of $1,400,000.

3.	Executive Acknowledgement: Executive acknowledges that the Separation Payments are consideration over and above that to which Executive otherwise would be entitled upon retirement, and are paid in consideration for this Agreement.

4.	Consulting Period: During the thirty-six (36) month period beginning on the Retirement Date, Executive shall provide advisory and consultative services as reasonably requested by the Chief Executive Officer or Board of Directors of Apache, provided that Executive shall have no policy-making duties or authorities. Executive shall be eligible for prompt reimbursement for out-of-pocket business expenses reasonably incurred by Executive in the performance of his services to Apache in accordance with the policies of Apache in effect from time to time.

5.	No Other Executive Benefits: Executive agrees that Executive will not be eligible for or entitled to receive any employee benefits other than those described herein and other than rights to transfer Executive’s existing paid-up variable life insurance policies and to portability of Executive’s disability insurance policy.

6.	Release by Executive: In exchange for the consideration offered to Executive under this Agreement, Executive hereby releases and waives, on behalf of himself, his heirs, estate, beneficiaries and assigns, all claims of any kind or character for loss, damage or injury arising from, based upon, connected in any way with, or relating to the following (“Claims”):

a.	the employment of Executive by Apache, including the termination of Executive’s employment;

b.	employment discrimination in violation of the Age Discrimination in Employment Act;

c.	employment discrimination in violation of Title VII of the Civil Rights Act of 1964;

d.	any violations of federal, state or local statutes, ordinances, regulations, rules, decisions or laws;

e.	retaliation under the whistleblower provisions of Section 806 of the Sarbanes Oxley Act of 2002 or any other anti-retaliation law;

f.	failure to act in good faith and deal fairly;

g.	injuries, illness or disabilities of Executive;

h.	exposure of Executive to toxic or hazardous materials;

i.	stress, anxiety or mental anguish;

j.	discrimination on the basis of sex, race, religion, national origin or another basis;

k.	sexual harassment;

l.	defamation based on statements of Apache or others;

m.	breach of an express or implied employment contract;

n.	compensation or reimbursement of Executive;

o.	any claim that he is covered under any Change of Control provisions, with the exception of those explicitly provided for in this Agreement pertaining to (i) the continuation of vesting of Apache Corporation equity, and (ii) the equivalent value of the TSR awards and the Business Performance Shares, both as provided under Section 2(d) above;

p.	unfair employment practices; and

q.	any act or omission by or on behalf of Apache.

7.	Claims Included: The Claims released and waived by Executive are those arising before the effective date of this Agreement, whether known, suspected, unknown or unsuspected, and include, without limitation:

a.	those for reinstatement;

b.	those for actual, consequential, punitive or special damages;

c.	those for attorney’s fees, costs, experts’ fees and other expenses of investigating, litigating or settling Claims; and

d.	those against Apache and/or Apache’s present, former and future subsidiaries, affiliates, employees, officers, directors, agents, contractors, benefit plans, shareholders, advisors, insurance carriers, and legal representatives (together with Apache the “Released Parties”).

8.	Claims Excluded: Executive does not release or waive (1) any rights that may not by law be waived, (2) the rights and funds of any vested benefits and vested incentive compensation, if any, to which Executive may be entitled pursuant to the terms of Apache’s benefit and incentive compensation plans, including but not limited to Executive’s right to all vested incentive compensation, and to any benefits to which he is entitled under Apache Corporation welfare benefit plans (including medical, dental, vision, life and disability policies), the Apache Retirement Plan, the Apache 401(k) Plan, the Apache Non-Qualified Retirement/Savings Plan, (for the avoidance of doubt, Executive is, however, releasing and waiving any claim that he is subject to or covered by any Change of Control provisions other than the continuation of vesting of Apache Corporation equity and the equivalent value of the TSR and the Business Performance Shares, both as provided under Section 2(d) above), (3) the right to recovery for breach of this Agreement by Apache, (4) Executive’s right to indemnity, contribution and a defense under any agreement, statute, by-law or company agreement or other corporate governance document, (5) Executive’s right to coverage under all Apache directors’ and officers’, fiduciary, errors and omissions and general liability and umbrella insurance policies, (6) payment to Executive of any unpaid business or business travel expenses payable under Apache’s usual practices, and (7) Executive’s rights as an option holder, as a holder of restricted stock units and as a shareholder.

9.	Release by Company: Apache releases Executive, his spouse, heirs and estate from any and all claims and cause of action whatsoever that are not specifically excepted from release in this Agreement. None of the rights of Apache nor any of the obligations of Executive to Apache under this Agreement are released, and such rights and obligations are specifically excepted from this release.

10.	Agreement Not To Sue: Executive will not sue any Released Party for any released Claim. Excluded from this Agreement not to sue is Executive’s right to file a charge with an administrative agency or participate in an agency investigation. Executive is, however, waiving the right to receive money in connection with such charge or investigation. Executive is also waiving the right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

11.	Future Employment: The Released Parties will not have any obligation to consider or accept any future employment or reinstatement application from Executive.

12.	No Apache or Executive Admission: Neither Apache nor Executive admits any wrongdoing or liability. The Separation Payments and other consideration described above fully compromise and settle any and all Claims of Executive and Apache.

13.	Confidences: Executive acknowledges and agrees that (i) by reason of his position with Apache, he has been given access to certain non-public trade secrets, proprietary information, designs, plans, forecasting, marketing plans, strategies, policies and procedures, as well as other confidential materials and information; and (ii) the foregoing constitute trade secrets and/or confidential, proprietary information respecting the business operations of Apache. As such, Executive agrees not to, directly or indirectly, until such time as when the confidential information may become generally available in the public market through means other than provided by Executive, disclose to any third party or use for the benefit of anyone other than Apache, or use for Executive’s own benefit or purposes, any such confidential, proprietary information without the prior written approval of Apache’s Chief Executive Officer. Executive agrees to return all electronic information, internet or cloud information, emails and attachments, documents, and writings of any kind, including both originals and copies, whether developed by Executive or others, within Executive’s custody, possession or control, which contain any material non-public information which in any way relates or refers to Apache or any of its subsidiaries.

14.

Restrictive Covenants: Because of the confidential information shared with Executive and in exchange for the payments and other consideration described herein, for a period of thirty-six (36) months following the Retirement Date, Executive, and his assigns, agrees not to directly or indirectly solicit any employee of Apache for employment elsewhere (i.e., employment with any person or entity other than Apache). It is expressly understood that unsolicited requests for employment elsewhere by Apache employees made to Executive are not prohibited by this agreement: provided that Executive immediately informs such Apache employee that Executive cannot and will not help them or refer them to any employment opportunities or employer. Moreover, Executive will not confer with any Person about employees of Apache, discuss employees of Apache with any Person, nor give any employee of Apache a reference, regarding employment. Further, during the thirty-six (36) months following the Retirement Date, Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any supplier or customer of Apache to cease their relationship with Apache for any reason. Executive agrees that for a period of thirty-six (36) months following the Retirement Date, Executive will not engage or participate in any manner, whether directly or indirectly, through any family member or other person or as an employee, employer, consultant, agent, principal, partner, more than one percent (1%) shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is in direct competition with the business of Apache or its direct or indirect subsidiaries in the business of oil or natural gas exploration, development or production or the production, manufacture or distribution of any product similar to those produced, manufactured or distributed by Apache or any of its subsidiaries, or the rendering of any services similar to those offered or rendered by Apache or any of its subsidiaries.

15.	Mutual Non-disparagement: Executive shall refrain from publishing any oral or written statements about Apache and/or any of the Released Parties that are disparaging, slanderous, libelous, or defamatory; or that would be inconsistent with fostering the goodwill of Apache; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness. Likewise, Apache shall refrain, and shall use reasonable efforts to cause other Released Parties to refrain, from publishing any oral or written statements about Executive that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about his business affairs; or that constitute an intrusion into his seclusion or private life; or that give rise to unreasonable publicity about his private life; or that places him in a false light before the public; or that constitute a misappropriation of his name or likeness. Nothing in this Section 15 shall apply to or restrict in any way the communication of information by either party to any state or federal law enforcement agency, so long as Executive uses his best efforts to the extent reasonably practicable to provide prior notice to Apache thereof, and neither party will be in breach of the covenants contained in this Section 15 solely by reason of testimony which is compelled by process of law.

16.	Assistance: Executive agrees that during and after Executive’s employment by Apache, upon request by Apache, Executive will assist Apache in the defense of any claims, or potential claims that may be made or threatened to be made against Apache and/or any member of the Released Parties in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist Apache in the prosecution of any claims that may be made by Apache and/or any member of the Released Parties in any Proceeding, to the extent that such claims may relate to Executive’s employment or the period of Executive’s employment by Apache. Executive agrees, unless precluded by law, to promptly inform Apache if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform Apache if Executive is asked to assist in any investigation (whether governmental or otherwise) of Apache and/or any member of the Released Parties (or their actions), regardless of whether a lawsuit has then been filed against Apache and/or any member of the Released Parties with respect to such investigation. Executive agrees to fully and completely cooperate with any investigations conducted by or on behalf of Apache and for any member of the Released Parties from time to time. Apache agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees, and to the extent such services are performed after the consulting period set forth in Section 4, shall pay a reasonable per diem fee for Executive’s service.

17.	Property: Executive represents that Executive possesses no property of a Released Party. If any Released Party property comes into Executive’s possession before departure from Apache premises, Executive will return the Released Party property to Apache prior to departure from the Apache premises and without request or demand by Apache.

18.	Other Agreements: This is the entire agreement concerning Executive’s retirement from employment with Apache and supersedes and terminates the Employment Agreement. Executive is not entitled to rely upon any other written or oral offer or agreement from Apache or any other person regarding this Agreement.

19.	Amendment: This Agreement can be modified only by a document signed by both parties.

20.	Successors: This Agreement benefits and binds the parties’ successors, including Executive’s estate and heirs.

21.	Texas Law: This Agreement will be interpreted in accordance with the laws of the State of Texas.

22.	Jurisdiction: Any legal proceeding arising as a result of, based upon, or relating to this Agreement, Executive’s employment or termination thereof shall be filed in and heard exclusively in Houston, Texas without regard to conflicts of law and Executive hereby irrevocably consents to the jurisdiction of such courts.

23.	Enforceability: If any portion of this Agreement is unenforceable, the remaining portions of the agreement will remain enforceable.

24.	Fees and Costs: If litigation is commenced concerning Executive’s employment, termination of employment or this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and expenses, court costs, experts’ fees and expenses, and all other expenses of litigation.

25.

409A Compliance: This Agreement is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the rules and regulations issued thereunder and shall be administered accordingly. Executive shall be considered to have incurred a “separation from service” with Apache and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Retirement Date, and Apache and Executive reasonably anticipate that the level of services performed after the Retirement Date shall permanently decrease to less than twenty (20) percent of the average level of services performed over the thirty-six (36) month period immediately preceding the Retirement Date. Notwithstanding any other provision in this Agreement to the contrary, on the date of Executive’s “separation from service” within the meaning of Section 409A of the Code, if Executive is a “specified employee” (as defined in Section 409A), then payments and benefits payable under this Agreement due to a “separation from service” within the meaning of Section 409A of the Code that are deferred compensation subject to (and not otherwise exempt from) Section 409A of the Code that would otherwise be paid or provided during the six-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A of the Code, shall be settled on the 409A Payment Date, or later, if so provided under the terms of this Agreement. If Executive dies during the six-month delay, the Separation Payments shall be settled and paid to Executive’s designated beneficiary, legal representatives, heirs or legatees, as applicable, as soon as practicable after the date of death, or such later date as is provided under the terms of this Agreement. This Agreement may be amended without the consent of Executive in any respect deemed by Apache to be necessary in order to preserve compliance with Section 409A of the Code.

EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT IS A FINAL AND BINDING WAIVER OF ANY AND ALL CLAIMS OF EXECUTIVE AGAINST THE RELEASED PARTIES, INCLUDING CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND CLAIMS FOR SEX, RACE OR OTHER DISCRIMINATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964.

THE ONLY PROMISES MADE TO CAUSE EXECUTIVE TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN INFORMED BY APACHE TO CONSULT WITH HIS OWN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EXECUTIVE REPRESENTS THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED BY EXECUTIVE’S ATTORNEY OR THAT EXECUTIVE HAS WAIVED CONSULTATION WITH AN ATTORNEY, CONTRARY TO APACHE’S RECOMMENDATION.

EXECUTIVE ACKNOWLEDGES AND AFFIRMS THAT EXECUTIVE HAS BEEN EXTENDED A PERIOD OF 21 DAYS IN WHICH TO CONSIDER THIS AGREEMENT AND EXECUTIVE HAS VOLUNTARILY CHOSEN TO EXECUTE THIS AGREEMENT AS OF THE DATE FIRST SET FORTH ABOVE. EXECUTIVE ACKNOWLEDGES THAT FOR A PERIOD OF 7 DAYS FOLLOWING HIS EXECUTION OF THIS AGREEMENT THAT EXECUTIVE HAS THE RIGHT TO REVOKE THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT FAILURE TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT DURING THE 7 DAY PERIOD WILL RESULT IN THIS AGREEMENT BEING PERMANENT AND IRREVOCABLE.

EXECUTIVE REPRESENTS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS THIS AGREEMENT AND THAT HE HAS ENTERED INTO AND EXECUTED THIS AGREEMENT KNOWINGLY AND WITHOUT DURESS OR COERCION FROM APACHE OR ANY OTHER PERSON OR SOURCE.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

APACHE CORPORATION

By:	/s/ William C. Montgomery	Date: January 19, 2015
Name: William C. Montgomery
Title: Chairman, Corporate Governance & Nominating Committee, Board of Directors

EXECUTIVE

/s/ G. Steven Farris		Date: January 19, 2015
G. Steven Farris